IMAGIS CHOSEN BY PORTERVILLE, CALIFORNIA POLICE DEPARTMENT FOR LAW ENFORCEMENT SOFTWARE
APPLICATIONS

Vancouver, BC, December 15, 2000; (OTCBB: "IGSTF"; CDNX: " NAB"; Germany: "IGY")  Imagis Technologies Inc., (Imagis) a leading global software developer of biometric solutions announced today that Imagis and the West Covina Service Group will integrate their software to supply the Porterville Police in Los Angeles county in California with a complete law enforcement suite.

The Porterville Police Department has purchased Imagis' CABS™ Arrest & Booking software together with ID-2000™ facial recognition as part of an integrated system being provided to them by the West Covina Service Group. This includes a fully integrated computer-aided dispatch system, records, and mobile use for police cruisers. West Covina Services Group have tightly integrated CABS™ and ID-2000™ with their applications to aid in the identification of offenders. Porterville Police Department is located in Los Angeles county 160 miles north of Los Angeles.

Sergeant Dennis Edwards, Manager of the West Covina Service Group, said "Last year we successfully introduced Imagis' CABS™ product to add advanced imaging to our Records Management System and shorten the booking process. The addition now of facial recognition capabilities through Imagis' ID-2000™ enables us to identify criminals quickly. With the success of the latest CABS™ and ID-2000™ installs in to a number of our West Covina clients, we expect several more agencies will purchase Imagis' products in the New Year."

About The West Covina Service Group:

The West Covina Service Group (WCSG) is an entrepreneurial enterprise of the West Covina Police Department (WCPD). Today, WCSG supports over 30 different Police/Fire/CAD agencies and municipal governments who use their internally-developed Records Management System. WCSG are now promoting CABS™ and ID-2000™ as enhancements to their customer base.

About Imagis Technologies Inc.

Imagis Technologies Inc., is an independent software developer of biometric solutions. Its ID-2000™ facial recognition technology is being used by international agencies in the justice and law enforcement market. ID-2000™ forms the basis of some of the world's largest criminal justice digital imaging systems. Imagis' product suite includes the flagship criminal database application CABS™, used by numerous law enforcement agencies. CABS™ provides an integrated view of data, arrest and booking information, evidence tracking and images, including faces. Imagis is currently expanding into new markets such as security, e-commerce and identity verification at high traffic locations including airports and casinos. Imagis markets its products through a global network of business partners.
http://www.imagis-cascade.com/

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News Release Imagis
December 15, 2000

Imagis Technologies Inc.
Contact: Sandra Buschau
Director & VP Investor Relations
Tel: (604) 684-4691
e-mail: sandy@ipm.bc.ca
http://www.imagis-cascade.com/

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